Aurora Oil & Gas Corporation Announces Pricing of Public Offering of Common
Stock

TRAVERSE CITY, MICHIGAN, November 2, 2006 - Aurora Oil & Gas Corporation (AMEX:
AOG) today announced the pricing of a public offering of 24 million registered shares of its common stock, including 8 million shares offered by a selling shareholder, at a price to the public of $3.00 per share. Aurora has also granted the underwriters a 30-day option to purchase a maximum of 3.6 million additional common shares to cover any over-allotments.

Net proceeds from the offering are expected to be approximately $44.5 million or $54.7 million, if the underwriters exercise their over-allotment option in full. Aurora expects to use the net proceeds from the offering to fund exploration and development activities and for other general corporate purposes including acquisitions. Pending such use, the net proceeds will be used to repay amounts outstanding under its senior secured credit facility.

Johnson Rice & Company, LLC is the sole book-running manager and KeyBanc Capital Markets, a division of McDonald Investments Inc., and Morgan Keegan & Company, Inc. are co-managers in this offering. Copies of the final prospectus relating to the offering may be obtained by contacting:

         Johnson Rice & Company, LLC
         639 Loyola Avenue, Suite 2775
         New Orleans, LA  70113

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

About Aurora Oil & Gas Corporation:

Aurora Oil & Gas Corporation is an independent energy company focused on unconventional natural gas exploration, acquisition, development and production with its main operations in the Michigan Antrim Shale and New Albany Shale of Indiana and western Kentucky.

Forward Looking Statements:

Information contained in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Although we believe that the forward-looking statements described are based on reasonable assumptions, we can give no assurance that they will prove accurate. Important factors that could cause our actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, drilling and operating risks, the availability of drilling rigs, changes in laws or government regulations, unforeseen engineering and mechanical or technological difficulties in drilling the wells, operating hazards, weather-related delays, the loss of existing credit facilities, availability of capital, and other risks more fully described in our filings with the Securities and Exchange Commission. All forward-looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release and we undertake no obligation to update or revise these forward-looking statements, whether as a result of subsequent developments or otherwise.

Contact:
            Aurora Oil & Gas Corporation
            Jeffrey W. Deneau, Investor Relations
            (231) 941-0073
            www.auroraogc.com

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Source: Aurora Oil & Gas Corporation